UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   February 13, 2005

DPL Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-9052	31-1163136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Woodman Drive, Dayton, Ohio		45432
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                              Entry into a Material Definitive Agreement.

On February 13, 2005, MVE, Inc. (“MVE”) and Miami Valley Insurance Company (“MVIC”), subsidiaries of DPL Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with AlpInvest/Lexington 2005, LLC (“AlpInvest/Lexington”), a joint venture of AlpInvest Partners and Lexington Partners Inc.  Pursuant to the terms of the Agreement, AlpInvest/Lexington agreed to purchase the Company’s interests in forty-six private equity funds held by MVE and MVIC and to assume specific liabilities relating to such interests.  The aggregate purchase price for all forty-six investments will be $1.011 billion in cash and is based on a premium to the net asset value of the investments as of June 30, 2004.  The purchase price will be increased for capital calls funded after June 30, 2004 and decreased for distributions received after June 30, 2004.  The sale is expected to generate estimated net proceeds (pretax) of $850 million.  If the entire financial asset portfolio could be transferred on the date the Agreement was signed, the Company would recognize a pretax gain in excess of $90 million and cash flow in excess of $825 million.  However, the actual gain and cash flow ultimately recognized will be impacted by the number of interests transferred, the timing of the transfers and the amounts of distributions and contributions on each fund.  The sale to AlpInvest/Lexington does not include $41 million of public securities and $139 million in cash previously held in the Company’s financial asset portfolio as of December 31, 2004.

The transfer of each private equity interest is subject to the approval of the general partner or other applicable manager of each fund and other customary closing conditions.  The transactions contemplated by the Agreement will close from time to time on such dates as are mutually agreed by the parties.  At each closing, AlpInvest/Lexington will pay the portion of the purchase price allocable to any such interest for which general partner consent has been obtained or for which the parties have agreed to an alternative arrangement.  The Agreement contemplates that all closings will occur within one hundred sixty (160) days from the date of the Agreement.  Although the Company and AlpInvest/Lexington believe the required approvals will be obtained for all funds, it is possible that general partner consents could be withheld or delayed for one or more funds.  The Agreement is structured to encourage the timely closing of each fund.  The Company has guaranteed the performance of its subsidiaries, and two related entities to AlpInvest/Lexington have guaranteed the performance of AlpInvest/Lexington under the Agreement.  At the closings, AlpInvest/Lexington will assume all future obligations under the investments that are acquired, including future capital calls.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.  A copy of the press release announcing the sale is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01(c).                                Exhibits.

10.1	Purchase and Sale Agreement, dated February 13, 2005, by and between AlpInvest/Lexington 2005, LLC, MVE, Inc. and Miami Valley Insurance Company.

99.1	Press Release of DPL Inc., dated February 14, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPL Inc.

Date: February 17, 2005
/s/ W. Steven Wolff
	Name:	W. Steven Wolff
	Title:	President, Power Production

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	Purchase and Sale Agreement, dated February 13, 2005, by and between AlpInvest/Lexington 2005, LLC, MVE, Inc. and Miami Valley Insurance Company.	E

99.1	Press Release of DPL Inc., dated February 14, 2005.	E